Exhibit 99.1
Nash Finch Reports Fourth Quarter and Fiscal 2008 Results
Comparable Fourth Quarter Sales Increased 5.3%
Fiscal 2008 Sales and EBITDA Reach Record Levels
     MINNEAPOLIS (March 12, 2009) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the 53 weeks (fiscal 2008) ended January 3, 2009.
Financial Results
     Sales for fiscal 2008 were a record $4.704 billion compared to $4.533 billion in the prior-year, an increase of 3.8%. Excluding the extra sales from the 53rd week in fiscal 2008 of $77.1 million and the impact of the sales decrease attributable to a large customer who transitioned to another supplier in mid-2007 of $72.8 million, total company sales for fiscal 2008 were up 3.7%. Sales for the 13 week fourth quarter 2008 were $1.203 billion compared to $1.069 billion in the 12 week prior-year quarter, an increase of 12.5%. Excluding the extra sales from the 53rd week, the comparable fourth quarter 2008 sales would have been $1.126 billion, or up 5.3%.
     Net earnings for fiscal 2008 were $36.2 million, or $2.75 per diluted share, as compared to net earnings of $38.8 million, or $2.84 per diluted share, in fiscal 2007. Net earnings for fiscal 2008 were negatively affected by significant items, which are presented in a table below, totaling $6.1 million (net of tax), or $0.46 per diluted share, while net earnings for fiscal 2007 benefited by significant items totaling $4.3 million, or $0.31 per diluted share.
     Net earnings for the fourth quarter 2008 were $6.2 million, or $0.47 per diluted share, as compared to net earnings of $8.5 million, or $0.62 per diluted share, in the prior year quarter. Net earnings for the fourth quarter 2008 were negatively impacted by significant items presented below, totaling $3.5 million, or $0.26 per diluted share, while earnings for the fourth quarter 2007 were negatively affected by significant items totaling $0.2 million, or $0.01 per diluted share.
     Consolidated EBITDA1 for fiscal 2008 increased 11.6% to a record $143.7 million, or 3.1% of sales, as

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

compared to $128.8 million, or 2.8% of sales, for the prior year period. For the fourth quarter 2008, Consolidated EBITDA increased 17.5% to $35.5 million, or 3.0% of sales, compared to $30.2 million, or 2.8% of sales, in the same prior-year period. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
     “I am pleased with our Company’s fourth quarter sales and EBITDA performance as we strengthened our financial position during one of the most difficult business environments in history. Each of our business units achieved positive sales and EBITDA performance over the prior year, resulting in a strong second half and full year for 2008,” said Alec Covington, President and CEO of Nash Finch. “Our sales of $4.7 billion and EBITDA of $143.7 million are new Company records and confirm we are on the right path implementing our strategies. I want to personally thank our associates throughout the organization for their dedicated efforts, without which we would not have posted these results.”
     The following table identifies the significant net credits (charges) affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the fourth quarter and fiscal 2008 and prior year results:

	4th Quarter		YTD
(dollars in millions except per share amounts)	2008	2007	2008	2007

Significant credits (charges)
Gain on sale of intangible asset	$—	—	0.6	0.7
Inventory markdown & closed retail stores	—	(2.6)	(0.3)	(3.1)
Acquisition costs	(0.5)	—	(0.5)	—

Significant net credits (charges) impacting Consolidated EBITDA	$(0.5)	(2.6)	(0.2)	(2.4)

Increase in year-over-year LIFO charges	$(5.5)	—	(14.6)	—
Deferred financing charges	—	—	(1.0)	—
2004 special charge	—	—	—	1.3
Asset & lease impairments	0.3	—	1.9	(2.2)
Other	—	—	0.2	—

Total significant net charges impacting earnings before tax	$(5.7)	(2.6)	(13.7)	(3.3)

Income tax on significant net charges	2.2	1.0	5.3	1.3
Tax refunds & changes in income tax reserves	—	0.6	2.3	5.1
Prior year tax true-ups	—	0.8	—	1.2

Total significant net credits (charges) impacting net earnings	$(3.5)	(0.2)	(6.1)	4.3

Diluted earnings per share impact	$(0.26)	(0.01)	(0.46)	0.31

Food Distribution Results

	4th Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change

Sales	$706.4	635.2	11.2%	2,740.5	2,693.3	1.8%
Segment EBITDA[1]	26.6	26.1	1.6%	109.6	102.2	7.3%
Percentage of Sales	3.8%	4.1%		4.0%	3.8%

     The food distribution segment sales increased by 1.8% to $2.741 billion in fiscal 2008 versus fiscal 2007. Excluding the extra sales from the 53rd week in fiscal 2008 of $45.3 million and the impact of the sales decrease attributable to a large customer who transitioned to another supplier in mid-2007 of $72.8 million, total food distribution sales for fiscal 2008 were up 2.8%. The food distribution segment sales in the fourth quarter 2008 increased by 11.2% to $706.4 million versus the fourth quarter of 2007. Excluding the extra sales generated in the 53rd week, comparable sales increased 4.1% in the fourth quarter 2008 and were due to increases in sales to new customers as well as to existing customers.
     The food distribution segment EBITDA increased by 7.3% in fiscal 2008 and increased 1.6% in the fourth quarter 2008 as compared to the same periods last year. EBITDA as a percentage of sales increased to 4.0% in fiscal 2008 as compared to 3.8% in fiscal 2007. EBITDA as a percentage of sales declined slightly to 3.8% in the fourth quarter 2008 from 4.1% in 2007.
Military Distribution Results

	4th Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change
Sales	$348.5	299.2	16.5%	1,360.7	1,247.6	9.1%
Segment EBITDA[1]	12.7	10.5	20.4%	51.2	44.0	16.2%
Percentage of Sales	3.6%	3.5%		3.8%	3.5%
     The military segment sales increased $113.1 million, or 9.1%, to $1.361 billion in fiscal 2008 as compared to fiscal 2007. Excluding the extra sales from the 53rd week in fiscal 2008 of $20.5 million, sales increased 7.4% in fiscal 2008. Military segment sales increased $49.2 million, or 16.5%, to $348.4 million in the fourth quarter 2008. Excluding the extra sales from the 53rd week, sales increased 9.6% in the fourth quarter of 2008. This reflects a significant increase in sales to both domestic and European commissaries during the year.
     Military EBITDA increased by 16.2% in fiscal 2008 and 20.4% in the fourth quarter 2008 as compared to the same periods last year. EBITDA as a percentage of sales increased to 3.8% in fiscal 2008 and 3.6% in the fourth quarter 2008 as compared to 3.5% in the same comparable periods in 2007. The improvement in EBITDA margin as a percent of sales relative to the prior year periods benefited as a result of improved inventory management as well as a reduction in expenses.
Retail Results

	4th Quarter		%	YTD		%
(dollars in millions)	2008	2007	Change	2008	2007	Change
Sales	$148.1	134.9	9.8%	602.5	591.7	1.8%
Segment EBITDA[1]	8.3	4.0	107.3%	31.4	27.5	13.9%
Percentage of Sales	5.6%	3.0%		5.2%	4.6%
     The fiscal 2008 retail segment sales increase of 1.8% to $602.5 million was primarily attributable to the acquisition of the two new stores, an additional week of sales, and offset by the closure of four retail stores. Excluding the extra sales from the 53rd week in fiscal 2008 of $11.3 million, sales were flat to fiscal 2007. The retail segment sales increase of 9.8% in the fourth quarter 2008 to $148.1 million was primarily attributable to the acquisition of two retail stores in the second quarter 2008 and the additional week of sales. Excluding the extra sales from the 53rd week in the fourth quarter of 2008, sales increased by 1.4%.
     Same store sales compared to the prior year were down 0.2% and 0.8% in the fourth quarter and fiscal 2008, respectively.
     The comparisons in the retail segment EBITDA for fiscal 2008 and the fourth quarter 2008 to the prior year periods included a $2.6 million unfavorable adjustment to retail promotional markdowns in the fourth quarter of 2007.
     “During the fourth quarter the Company added new customers and we implemented supply chain and working capital initiatives that resulted in significant progress in achieving our long-term financial targets. As we continue to invest in our businesses, our focus will be on providing sustainable growth while maintaining our position as a low cost supplier in a competitive marketplace.”
     “We enter 2009 cautiously due to the uncertainty of the breadth and depth of the current economic downturn,” said Alec Covington. “It is clear that changes in consumer behavior, as well as deflation within certain key commodities, will create a challenging business environment for us. In spite of these challenges, we remain committed to our core businesses and are particularly pleased with the accomplishments of our military segment last year, both in terms of sales and EBITDA growth. We proudly serve our American heroes and their families, and are excited about the new opportunities provided by our acquisition of the three GSC distribution centers.”
Liquidity
     Total debt decreased by $42.6 million during the fourth quarter 2008 to $275.7 million. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the fourth quarter 2008 was 1.92x, an improvement from the ratio of 2.42x at the end of fiscal 2007. Availability on the Company’s revolving credit facility at the end of the quarter was $190.9 million.
Financial Target Progress
     Substantial improvement on all financial targets has been achieved since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, from Fiscal 2006 to the end of Fiscal 2008, Consolidated EBITDA margin improved from 2.2% to 3.1% of sales and the debt leverage ratio has improved by one and one-half turns of EBITDA from 3.42x to 1.92x. The organic revenue growth metric continues to gather momentum and increased this year to 3.1% as we have continue to benefit from the initiatives associated with our strategic plan. The ratio of free cash flow to net assets metric improved to 12.0% in fiscal 2008. The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term		Fiscal		Fiscal		Fiscal
Financial Targets	Target		2008		2007		2006
Organic Revenue Growth	2.0%		3.1%		(2.1%)		(2.9%)
Consolidated EBITDA Margin	4.0%		3.1%		2.8%		2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets	—		12.0%		9.2%		8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets Excluding Impact of Strategic Projects	10.0%		14.0%		—		—
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 — 3.0	x	1.92	x	2.42	x	3.42	x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
Acquisition Update
As previously announced, the Company completed the acquisition of three GSC distribution centers from GSC Enterprises, Inc., a food distributor headquartered in Sulphur Springs, Texas on January 31, 2009. These distribution centers are located in Pensacola, Florida, Junction City, Kansas, and San Antonio, Texas, each of which services military commissaries and exchanges.
*********************************************************
     A conference call to review the fourth quarter and fiscal 2008 results is scheduled for 10 a.m. CT (11 a.m. ET) on March 12, 2009. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current recession in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	changes in health care, pension and wage costs and labor relations issues;

•	costs related to multi-employer pension plan;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.
     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	13	12	53	52
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 3	December 29	January 3	December 29
	2009	2007	2009	2007
Sales	$1,202,872	1,069,302	4,703,660	4,532,635
Cost of sales	1,104,990	979,836	4,296,711	4,134,981

Gross profit	97,882	89,466	406,949	397,654
Gross profit margin	8.1%	8.4%	8.7%	8.8%

Other costs and expenses:
Selling, general and administrative	72,154	64,326	288,263	280,818
Losses (gains) on sale of real estate	—	(1,720)	—	(1,867)
Special charges	—	—	—	(1,282)
Depreciation and amortization	9,051	8,997	38,429	38,882
Interest expense	4,773	5,367	21,523	23,581

Total other costs and expenses	85,978	76,970	348,215	340,132

Earnings before income taxes	11,904	12,496	58,734	57,522

Income tax expense	5,723	4,016	22,574	18,742

Net earnings	$6,181	8,480	36,160	38,780

Net earnings per share:

Basic	$0.48	0.63	2.81	2.88
Diluted	$0.47	0.62	2.75	2.84

Cash dividends per common share	$0.180	0.180	0.720	0.720

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,864	13,442	12,886	13,479
Diluted	13,114	13,701	13,161	13,642

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	January 3, 2009	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$824	862
Accounts and notes receivable, net	185,943	197,807
Inventories	261,491	246,762
Prepaid expenses and other	13,909	27,882
Deferred tax assets	5,784	4,621

Total current assets	467,951	477,934

Notes receivable, net	28,353	12,429

Property, plant and equipment:	590,894	617,241
Less accumulated depreciation and amortization	(392,807)	(414,704)

Net property, plant and equipment	198,087	202,537

Goodwill	218,414	215,174
Customer contracts and relationships, net	24,762	28,368
Investment in direct financing leases	3,388	4,969
Other assets	13,997	9,971

Total assets	$954,952	951,382

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$4,032	3,842
Accounts payable	220,610	209,402
Accrued expenses	73,087	69,113

Total current liabilities	297,729	282,357

Long-term debt	246,441	278,443
Capitalized lease obligations	25,252	29,885
Deferred tax liability, net	13,940	7,227
Other liabilities	35,540	37,854
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,665 and 13,559 shares respectively	22,776	22,599
Additional paid-in capital	74,836	61,446
Common stock held in trust	(2,243)	(2,122)
Deferred compensation obligations	2,243	2,122
Accumulated other comprehensive income (loss)	(10,876)	(5,092)
Retained earnings	278,804	252,142
Treasury stock at cost, 848 and 434 shares, respectively	(29,490)	(15,479)

Total stockholders’ equity	336,050	315,616

Total liabilities and stockholders’ equity	$954,952	951,382

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	53 Weeks Ended	52 Weeks Ended
	January 3	December 29
	2009	2007
Operating activities:
Net earnings	$36,160	38,780
Adjustments to reconcile net earnings to net cash provided by operating activities:

Special charges — non cash portion	—	(1,282)
Depreciation and amortization	38,429	38,882
Amortization of deferred financing costs	1,850	817
Rebatable loans	2,992	2,200
Provision for bad debts	(1,292)	1,234
Provision for lease reserves	(1,832)	551
Deferred income tax expense	5,550	26,830
Gain on sale of real estate and other	(187)	(2,371)
LIFO charge	19,740	5,092
Asset impairments	2,555	1,869
Share-based compensation	8,792	7,786
Deferred compensation	244	734
Other	(742)	20
Changes in operating assets and liabilities:
Accounts and notes receivable	17,430	(11,246)
Inventories	(31,489)	(9,979)
Prepaid expenses	839	2,813
Accounts payable	(1,037)	1,924
Accrued expenses	3,970	1,782
Income taxes payable	13,048	(9,213)
Other assets and liabilities	(3,021)	(13,607)

Net cash provided by operating activities	111,999	83,616

Investing activities:
Disposal of property, plant and equipment	438	4,978
Additions to property, plant and equipment	(31,955)	(21,419)
Business acquired, net of cash	(6,566)	—
Loans to customers	(24,050)	(3,856)
Payments from customers on loans	1,588	1,854
Sale of marketable securities	—	2
Corporate-owned life insurance, net	131	(46)

Net cash used in investing activities	(60,414)	(18,487)

Financing activities:
Proceeds (payments) of revolving debt	87,300	(35,000)
Dividends paid	(9,229)	(9,702)
Proceeds from exercise of stock options	329	2,002
Proceeds from employee stock purchase plan	238	498
Repurchase of common stock	(14,348)	(14,980)
Payments of long-term debt	(119,255)	(626)
Payments of capitalized lease obligations	(3,639)	(3,834)
Increase (decrease) in outstanding checks	9,951	(4,441)
Payments of deferred financing costs	(3,573)	—
Tax benefit from exercise of stock options	603	857
Other	—	1

Net cash used by financing activities	(51,623)	(65,225)

Net decrease in cash	(38)	(96)

Cash at beginning of year	862	958

Cash at end of year	$824	862

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	53	52
	Weeks Ended	Weeks Ended
	January 3	December 29
	2009	2007
Other Data (In thousands)

Total debt	275,725	312,170
Stockholders’ equity	336,050	315,616
Capitalization	611,775	627,786
Debt to total capitalization	45.1%	49.7%

Non-GAAP Data
Consolidated EBITDA (a)	143,723	128,840
Leverage ratio — trailing 4 qtrs. (debt to Consolidated EBITDA) (b)	1.92	2.42

Comparable GAAP Data
Debt to earnings before income taxes (b)	4.69	5.43

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan

(b)	Leverage ratio is defined as the Company’s total debt at January 3, 2009 and December 29, 2009, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
     FY 2008

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings before income taxes	$17,364	14,946	14,520	11,904	58,734
Add/(deduct)
LIFO	1,134	2,397	8,360	7,849	19,740
Depreciation and amortization	9,032	8,703	11,643	9,051	38,429
Interest expense	5,034	5,651	6,065	4,773	21,523
Closed store lease costs	(2,094)	99	480	(317)	(1,832)
Asset Impairment	395	401	694	1,065	2,555
Stock Compensation	1,943	2,022	3,013	1,814	8,792
Subsequent cash payments on non-cash charges	(2,184)	(612)	(787)	(635)	(4,218)

Total Consolidated EBITDA	$30,624	33,607	43,988	35,504	143,723

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$25,270	24,975	32,814	26,568	109,627
Military	11,234	11,554	15,678	12,698	51,164
Retail	6,645	7,003	9,443	8,291	31,382
Unallocated Corporate Overhead	(12,525)	(9,925)	(13,947)	(12,053)	(48,450)

	$30,624	33,607	43,988	35,504	143,723

	2008	2008	2008	2008	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment profit
Food Distribution	$22,940	22,885	30,028	24,422	100,275
Military	10,762	11,091	15,072	12,200	49,125
Retail	4,543	4,774	6,326	5,692	21,335
Unallocated Corporate Overhead	(20,881)	(23,804)	(36,906)	(30,410)	(112,001)

	$17,364	14,946	14,520	11,904	58,734

     FY 2007

	2007	2007	2007	2007	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings (loss) before income taxes	$9,485	17,304	18,237	12,496	57,522
Add/(deduct)
LIFO	808	807	1,077	2,399	5,091
Depreciation and amortization	9,082	8,901	11,902	8,997	38,882
Interest expense	5,595	5,671	6,948	5,367	23,581
Special Charge	—	(1,282)	—	—	(1,282)
Closed store lease costs	(888)	825	614	—	551
Asset Impairment	866	275	640	87	1,868
Stock Compensation	956	1,584	1,632	3,614	7,786
Gains on sale of real estate	—	(147)	—	(1,720)	(1,867)
Subsequent cash payments on non-cash charges	(700)	(663)	(918)	(1,011)	(3,292)

Total Consolidated EBITDA	$25,204	33,275	40,132	30,229	128,840

	2007	2007	2007	2007	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment Consolidated EBITDA after reclass of bad debt expense
Food Distribution	$20,637	23,715	31,750	26,143	102,245
Military	9,892	10,602	13,000	10,545	44,039
Retail	6,784	8,857	7,905	4,000	27,546
Unallocated Corporate Overhead	(12,109)	(9,899)	(12,523)	(10,459)	(44,990)

	$25,204	33,275	40,132	30,229	128,840

	2007	2007	2007	2007	Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Segment profit after reclass of bad debt expense
Food Distribution	$18,180	21,343	28,601	23,796	91,920
Military	9,472	10,170	12,406	10,067	42,115
Retail	4,821	6,818	5,096	1,902	18,637
Unallocated Corporate Overhead	(22,988)	(21,027)	(27,866)	(23,269)	(95,150)

	$9,485	17,304	18,237	12,496	57,522